ASSET PURCHASE AGREEMENT

THIS AGREEMENT, made and entered into as of this 31st day of March 1993, by and between WESTINGHOUSE ELECTRIC CORPORATION, a Pennsylvania corporation (the "Seller"), and ENVIRONMENTAL ENERGY SYSTEMS, INC., a Delaware corporation (the "Buyer").

W I T N E S S E T H:

WHEREAS, the Seller, through its Advanced Programs Department ("APD"), is engaged in research and development involving its phosphoric acid fuel cell operations located at leased facilities in Large, Pennsylvania (the "Facility") (such operations are referred to hereinafter as the "Business"); and

WHEREAS, the Seller desires to sell to the Buyer and the Buyer desires to purchase from the Seller the assets of the Business described hereinafter, subject to all of the terms and conditions hereof; and

WHEREAS, the Buyer is not willing to assume any liabilities from the Seller except for those liabilities which Buyer expressly assumes hereunder.

NOW, THEREFORE, the Buyer and the Seller, in consideration of the mutual representations, warranties and covenants contained herein and subject to the terms and conditions hereinafter set forth, and intending to be legally bound, do hereby agree as follows:

ARTICLE 1
SALE AND PURCHASE OF ASSETS

1.1 Assets to be Purchased by the Buyer. Subject to the terms and conditions hereof, at the Closing, the Seller agrees to sell, assign, transfer and deliver to the Buyer and the Buyer agrees to purchase, pay for and accept for sale, assignment, transfer and delivery, from the Seller, the following assets and properties owned by the Seller with respect to the Business as of the Closing Date:

1.1.1 All machinery, equipment, furniture, office equipment and supplies, fixtures and tooling of the Seller with respect to the Business which are set forth on Schedule 1.1.1 (all of the assets described in this Section 1.1.1 being referred to as the "Fixed Assets"), together with all manufacturers' warranties issued to or acquired by the Seller in respect of the Fixed Assets;

1.1.2 All of Seller's right, title and interest in and to the patents and pending patent applications, written disclosures of inventions, software and other intellectual property which are set forth on Schedule 1.1.2 (the "Intellectual Property");

1.1.3 All of the Seller's right, title and interest in all testing procedures, formula, blueprints, development data and reports, engineering data and reports, plant designs, quality control specifications, cost analysis, flow charts, process sheets and other technical records of the Business;

1.1.4 All supplies, all marketing and sales literature, and all catalogs with respect to the Business; provided, however, that the Buyer shall mark any supplies, literature, and catalogs which are provided to customers to reflect the transfer of the Business to the Buyer;

1.1.5 All of the Seller's right, title and interest in, to and under any personal property leases and other agreements with respect to the Business which are assigned to and assumed by the Buyer hereunder as set forth on Schedule 1.1.5 (the "Contracts"); provided, however, that this Section and any assignment or proposed assignment of the Contracts shall be subject to Section 6.2 hereof;

1.1.6 All business records of the Business, including all customer lists, suppliers' list and catalogs of the Business which are located at the Facility; and

1.1.7 Goodwill and going concern value with respect to the Business ("Goodwill").

The assets described in this Section 1.1 are collectively referred to hereinafter as the "Assets."

ALL ASSETS ARE SOLD, CONVEYED AND TRANSFERRED AND ASSIGNED ON AN "AS IS, WHERE IS" BASIS "WITH ALL FAULTS" AND THE SELLER MAKES NO WARRANTIES, EXPRESS OR IMPLIED, EXCEPT WITH RESPECT TO TITLE AND EXCEPT AS EXPRESSLY PROVIDED HEREIN, AS TO THEIR CONDITION OR OPERATION INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND EXCEPT AS OTHERWISE PROVIDED HEREIN, THE SELLER DISCLAIMS AND THE BUYER WAIVES ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR DEMAND IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE WITH RESPECT TO THE CONDITION OR OPERATION OF THE ASSETS. Any description of the Assets contained in the Schedules is for identification only. The use of a word or symbol to describe any item creates no warranty.

1.2 <u>Assets to be Retained by the Seller</u>. Anything contained herein to the contrary notwithstanding, the Seller shall not sell, and the Buyer shall not acquire, the following assets of the Seller (the "Retained Assets"):

1.2.1 All cash and cash equivalents of the Seller with respect to the Business;

1.2.2 All accounts receivable with respect to the Business;

1.2.3 Any right to use any trademarks or trade names of the Seller or any of the Seller's subsidiaries or affiliated companies (collectively the "Westinghouse entities"). Specifically, nothing in this Agreement shall be construed as granting to the Buyer any right or privilege to use in any manner whatsoever the trademark or trade name "Westinghouse" in logo type or in any other type or the symbol trademark of the Seller known as "Circle W" or any trademarks or trade names owned, used by, belonging to or registered in the name of the Seller or any of the Westinghouse entities; provided, however, that this shall not prohibit the continued use of any supplies or products already in existence as of the Closing Date which are to be transferred to the Buyer pursuant to this Agreement provided that the Buyer marks such supplies or products to reflect the transfer of the Business to the Buyer;

1.2.4 All unliquidated claims of every kind and description which the Seller may have against any person or entity which arise from the Seller's operation of the Business on or prior to the Closing Date, except as may relate to the Assumed Liabilities, if any; and

1.2.5 All other assets of the Seller not described in Section 1.1.

ARTICLE 2
<u>LIABILITIES</u>

2.1 <u>Assumed Liabilities</u>. Subject to the terms and conditions hereof, at the Closing, the Buyer shall assume and agree to pay and discharge the following liabilities and obligations with respect to the Business (the "Assumed Liabilities"):

2.1.1 All liabilities and obligations under or arising out of the Contracts which are assigned to and assumed by the Buyer pursuant to Section 1.1.5, if any.

2.2 <u>Retained Liabilities</u>. The Seller shall retain, pay, perform and discharge when due or required to be performed all liabilities or obligations of the Seller with respect to the operation of the Business by the Seller prior to the Closing Date and pursuant to any federal, state, local and foreign laws, statutes, rules and regulations in effect on or prior to the Closing Date applicable to the Seller's operation of the Business, whether accrued, liquidated, unliquidated, absolute, contingent, known or unknown, other than those specified in Section 2.1 (the "Retained Liabilities").

ARTICLE 3
<u>PRICE</u>

3.1 <u>Purchase Price and Payment</u>. In full consideration for the sale and transfer of the Assets, the Buyer shall pay to the Seller at the Closing by wire transfer in immediately available

funds to a bank account designated by the Seller or by certified [illegible]

3.2 Proration.

3.2.1 The following items shall be prorated as of the Closing Date to the extent that the Seller has paid such items for any period after the Closing Date or the Buyer will be required to pay such items for any period prior to the Closing Date:

(a) Personal property taxes and other taxes with respect to the Business (excluding income taxes);

(b) Rents and other payments payable by the Seller under any lease or other agreement to be assigned to the Buyer hereunder; and

(c) Utilities and maintenance and operating expenses at the Large site as provided for pursuant to the Sublease described in Section 8.2; and

(d) Any other item which may be mutually agreed upon by the Seller and the Buyer.

Any net amount owed hereunder shall be paid within thirty (30) days of the Closing Date by the party owing such amount.

3.3 Allocation of Purchase Price. The Buyer and the Seller agree that the Purchase Price shall be allocated to the Assets in accordance with Schedule 3.3 (the "Allocation"). The Buyer and the Seller acknowledge that the Allocation will be determined pursuant to arm's length bargaining between the parties regarding the fair market values of the Assets in accordance with the provisions of Section 1060 of the Internal Revenue Code of 1986, as amended. The Buyer and the Seller agree to prepare and file all income tax returns (including, if applicable, Form 8594) in a manner consistent with the Allocation and will not in connection with the filing of such returns make any allocation of the Purchase Price which is contrary to the Allocation. The Buyer and the Seller agree to consult with each other with respect to all issues related to such Allocation in connection with any tax audits, and shall not initiate any positions inconsistent with such Allocation in connection with any tax audit.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller makes the following representations and warranties to the Buyer, each of which is true and correct on the date hereof, shall remain true and correct to and as of the Closing Date, and shall survive after the Closing in accordance with Section 12.5.3 hereof (irrespective of any independent investigation of the Business made by the Buyer or its

representatives). The Seller's representations and warranties are subject to, and qualified by, any fact or facts disclosed on the appropriate schedule referenced by a particular paragraph in this Agreement, which schedules have been prepared by the Seller and delivered to the Buyer and shall be initialed by a representative of the Seller and the Buyer upon execution of this Agreement. Disclosure of an item in the schedule referenced by a particular section in this Agreement shall, should the existence of the item or its contents be relevant to any other section, be deemed to be disclosed in that section whether or not an explicit cross-reference appears. Disclosure of items that may or may not be strictly required to be disclosed by this Agreement shall not be deemed to imply that such items are material or that the inclusion of such items creates a standard of materiality.

4.1 Organization; Power and Authority. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. The Seller has all requisite power and authority, corporate and otherwise, to own or lease the Assets, to operate the Business, to execute, deliver and perform the obligations of the Seller under this Agreement, and to consummate the transactions contemplated hereby.

4.2 Due Authorization and Execution; Effect of Agreement.

4.2.1 The execution, delivery and performance by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate action required to be taken on the part of the Seller. This Agreement has been duly and validly executed and delivered by the Seller and constitutes the valid and binding obligation of the Seller, enforceable in accordance with its terms, except to the extent that such enforceability:

(a) may be limited by bankruptcy, insolvency or other similar laws relating to creditors' rights generally; and

(b) is subject to general principles of equity.

4.2.2 The execution and delivery of this Agreement, and the performance of the obligations by the Seller under this Agreement (a) will not violate, contravene, result in a breach or constitute (with or without notice or lapse of time, or both) a default under (i) any statute, law, ordinance, rule or regulation of any governmental authority; (ii) any judgment, order, injunction or decree to which the Seller is a party or by which any of its properties, rights or assets are bound; (iii) any provision of the Articles of Incorporation or Bylaws of the Seller; or (iv) any material lease, indenture, agreement or other instrument to which the Seller or the Assets is or may be bound, except to the extent that consents to assignment may be required thereunder, and (b) will not result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the Assets transferred to the Buyer hereunder.

4.3 Title to and Location of Assets. Except as set forth in Schedule 4.3, the Seller has good title to all of the Assets free and clear of all liens, security interests, pledges or other encumbrances ("Liens"). All of the Assets constituting tangible personal property and all Intellectual Property which has been reduced to writing are located at the Facility except as specifically noted in Schedule 4.3.

4.4 Leases. Schedule 4.4 contains a list of all written or oral leases, subleases and other arrangements under which the Seller leases any property, real or personal, used by the Business and assigned to the Buyer hereunder. All of such leases are presently in full force and effect and the Seller is not in breach of any of its obligations thereunder, which breach, either alone or in the aggregate, would have a material adverse effect on the Business. True and complete copies of all such leases have been provided to the Buyer.

4.5 Litigation. There has not been within the past five (5) years, any order, writ, injunction or decree of any court or other governmental agency with respect to the Business or any lawsuit, arbitration, investigation, or administrative proceeding with respect to the Business, and to the best of Seller's knowledge, there is none threatened by or against Seller with respect to the Business.

4.6 Taxes. All federal, state and local taxes, (including any interest or penalties relating thereto) and assessments which are due and payable with respect to the Business have been duly reported, fully paid and discharged as reported by the Seller and there are no such unpaid items which are or could become a lien on the Assets. All tax returns of any kind required to be filed with respect to the Business have been filed and the taxes paid or accrued.

4.7 Compliance with Applicable Laws. The Seller is in material compliance with all federal, state, local and foreign laws, statutes, rules and regulations in effect on or prior to the Closing Date applicable to the Seller's operation of the Business, and the Seller has not received notice of violation of any such laws, statutes, rules and regulations.

4.8 Intellectual Property. To the best of Seller's knowledge, the patents listed in Schedule 1.1.2 as owned by or licensed to the Seller are valid and in full force and effect; provided that the term "Seller's knowledge," for purposes of this sentence with respect solely to patents licensed to the Seller, shall mean only matters actually known by Paul M. Furr or Charles M. Rose without independent investigation. To the best of Seller's knowledge, the use of the Intellectual Property by Seller in the conduct of the Business does not infringe any right of any third party. The Seller has not received any notice that it has infringed, or is now infringing, any patent, trade name, trademark, service mark or copyright, owned by any other person,

firm or corporation with respect to the Business within the past five (5) years.

4.9 Environmental Matters. The Seller's conduct of the Business is in material compliance with all federal, state and local laws, regulations and ordinances relating to the environment or to the discharge of matter into the air, water or earth in effect as of the Closing Date and applicable to the Business, including, but not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the Resource Conservation and Recovery Act of 1976, as amended, and the Seller has not received notice of violation of any such laws, rules and regulations. There are no actions, suits or proceedings pending or, to the best of Seller's knowledge, threatened against the Seller in connection with the Business or Seller's occupancy of the Facility, by or before any federal, state or local court or government authority or agency concerning any non-compliance or alleged non-compliance with any such laws, regulations and ordinances.

4.10 Contracts and Commitments. The Seller is not a party to any agreement, obligation or commitment for the purchase or sale of supplies, materials, services or finished product, or any other material contract with respect to the Business, in any case providing for total payments by or to the Seller in an amount in excess of $25,000 (for each calendar year) which will be binding on the Buyer.

4.11 Permits. The Seller does not have any permits or authorizations from any governmental entity (other than the Department of Energy) in connection with the ownership or possession of the Assets and to the best of Seller's knowledge, without independent investigation, no such permit or authorization is required in connection with the ownership or possession of the Assets.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer makes the following representations and warranties to the Seller, each of which is true and correct on the date hereof, shall remain true and correct to and as of the Closing Date, and shall survive after the Closing in accordance with Section 12.5.3 hereof.

5.1 Organization; Power and Authority. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to carry on its business as it is now being conducted, to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

5.2 Due Authorization and Execution; Effect of Agreement.

5.2.1 The execution, delivery and performance by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby have been duly authorized by all necessary corporate action required to be taken on the part of the Buyer. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes the valid and binding obligation of the Buyer, enforceable in accordance with its terms, except to the extent that such enforceability:

(a) may be limited by bankruptcy, insolvency or other similar laws relating to creditors' rights generally; and

(b) is subject to general principles of equity.

5.2.2 The execution and delivery of this Agreement, and the performance of the obligations by the Buyer under this Agreement will not violate, contravene, result in a breach or constitute (with or without notice or lapse of time, or both) a default under (i) any statute, law, ordinance, rule or regulation of any governmental authority; (ii) any judgment, order, injunction or decree to which the Buyer is a party or by which any of its properties, rights or assets are bound; (iii) any provision of the Articles of Incorporation or Bylaws of the Buyer; or (iv) any material lease, indenture, agreement or other instrument to which the Buyer is or may be bound.

ARTICLE 6
COVENANTS OF THE SELLER

The Seller hereby covenants and agrees with the Buyer as follows:

6.1 Access to Information. From the date hereof through the Closing Date, the Seller shall, subject to applicable fiduciary and privacy obligations, afford to the Buyer and the Buyer's accountants, counsel and other representatives, reasonable access, upon reasonable notice, to all of the properties, books, contracts, commitments and records of the Seller with respect to the Business as necessary.

6.2 Cooperation by the Seller; No Assignment Causing Breach. The Seller will use all commercially reasonable efforts to secure all necessary consents, approvals and authorizations from each third party as shall be required in order to enable the Seller to effect the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, neither this Agreement nor any document or instrument delivered pursuant hereto shall constitute an assignment of any claim, contract, license, lease, commitment, sales order or purchase order or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof without the consent of any other party thereto would constitute a breach thereof or in any way adversely affect the rights to be assigned.

Until such consent is obtained, or if an attempted assignment thereunder would be ineffective or would affect the rights of the Seller thereunder so that the Buyer would not in fact receive all such rights, the Seller and the Buyer will cooperate with each other to provide for the Buyer the benefits of, and to permit the Buyer to assume all liabilities under, any such claim, contract, license, lease, commitment, sales order or purchase order, including enforcement at the request and expense of the Buyer and for the benefit of the Buyer of any and all rights of the Seller against a third party thereto arising out of the breach or cancellation thereof by such third party; and any transfer or assignment to the Buyer by the Seller of any property or property rights or any contract or agreement which shall require the consent or approval of any third party shall be made subject to such consent or approval being obtained.

6.3 Further Assurances. At any time and from time to time after the Closing Date, the Seller shall, at the reasonable request of the Buyer, execute and deliver any further instruments or documents and take all such further action as the Buyer may reasonably request in order to consummate more effectively the transactions contemplated hereby.

6.4 DOE Contract. The Seller shall notify the Buyer prior to instituting any material actions which could have a material adverse effect, individually or in the aggregate, on the Buyer, with respect to Department of Energy Contract No. DEN 3-290 dated June 16, 1982, as amended and/or modified to date, and any supplemental agreements executed in furtherance of such contract, other than actions with respect to the Seller's claim for its retention thereunder (which is approximately $100,000) or actions which are in the ordinary course of contract administration with respect to the closing of such contract. The Seller shall make available to the Buyer upon reasonable request, but consistent with the business requirements of the Seller, any such amendments, modifications and supplemental agreements, and the Buyer shall have the right, at its own expense, to make copies thereof.

6.5 Intellectual Property Documents. The Seller shall deliver to the Buyer as soon as practical after the Closing Date, the case files which are referenced on Schedule 1.1.2, copies of all instruments of assignment with the Department of Energy pertaining to the Intellectual Property owned by the Department of Energy and licensed to the Seller, and the names of the patent agents who assist the Seller in the registration and protection of the Intellectual Property.

ARTICLE 7
COVENANTS OF THE BUYER

The Buyer hereby covenants and agrees with the Seller as follows:

7.1 Books and Records; Personnel.

7.1.1 For a period of one year from the Closing Date, the Buyer shall retain, at no cost to the Seller, all material business records and files of the Seller with respect to the Business for periods prior to the Closing Date. After the expiration of such one (1) year period, the Buyer may dispose of or destroy any and all of such books, records and files; provided, however, that prior to disposing of or destroying such books, records and files, the Buyer shall notify the Seller of its intention to dispose of or destroy the same at least sixty days prior to the proposed dates of such disposition or destruction and offering to turn over possession thereof to the Seller. In the event that the Seller determines that it may need such materials in connection with litigation, tax returns or other matters, it shall so notify the Buyer in writing within sixty (60) days after receipt of the Buyer's notice and the Buyer shall, at the Seller's expense, deliver copies of such materials to the Seller or permit the Seller to make such copies and take possession thereof.

7.1.2 To the extent reasonably required by the Seller, the Buyer shall allow the Seller and its agents, for a period of five (5) years from the Closing Date, access to all business records and files of the Seller with respect to the Business which are then in the Buyer's possession, which relate to periods prior to the Closing Date, upon reasonable advance notice during normal working hours at any location where such records are stored, and the Seller shall have the right, at its own expense, to make copies of any such records and files, provided however, that any such access or copying shall be had or done in such a manner so as not to interfere unreasonably with the normal conduct of the Business by the Buyer.

7.1.3 The Buyer shall make available to the Seller upon written request, but consistent with the business requirements of the Buyer: (i) personnel of the Buyer to assist the Seller in locating and obtaining records and files with respect to the Business for periods prior to the Closing Date; and (ii) any personnel of the Buyer whose assistance or participation is reasonably required by the Seller in anticipation of, preparation for, or the prosecution or defense of existing or future litigation, tax returns or other matters, in which the Seller is involved with respect to the Business.

7.2 Further Assurances. At any time and from time to time after the Closing Date, the Buyer shall, at the reasonable request of the Seller, execute and deliver any further instruments or documents and take all such further action as the Seller may reasonably request in order to consummate more effectively the transactions contemplated hereby and the assumption of the Assumed Liabilities by the Buyer.

ARTICLE 8
MUTUAL COVENANTS

The Seller and the Buyer covenant and agree as follows:

8.1 Consents and Approvals. The parties will use all commercially reasonable efforts to secure all consents, approvals and authorizations from third parties (including governmental entities) as shall be required in order to enable the parties to effect the transactions contemplated by this Agreement.

8.2 Sublease. The Seller and the Buyer shall enter into a Sublease for a portion of the Facility in the form attached hereto as Schedule 8.2 as of the Closing Date (the "Sublease"), and the Buyer shall obtain a consent/estoppel letter from Dick Corporation.

8.3 CRADA/Government Equipment. The Seller shall assist the Buyer in all reasonable respects in establishing a Cooperative Research and Development Agreement ("CRADA") with the United States Department of Energy in order to effectuate a transfer of all equipment relating to the Business which is owned by the United States Department of Energy, which equipment is specifically described in Schedule 1.1.9 attached hereto. Buyer shall be responsible for storing the phosphoric acid fuel cell demonstration module in accordance with the Storage Procedure dated March 1993 attached hereto as Schedule 8.3 and for storing, safeguarding and maintaining all other equipment relating to the Business which is owned by the United States Department of Energy, at its sole cost and expense.

8.4 Transfer Taxes. The Seller and the Buyer shall share equally all sales, transfer and other taxes, if any, applicable to the transactions contemplated by this Agreement.

8.5 Non-Disclosure Agreement. The Seller and the Buyer shall enter into a non-disclosure agreement in the form attached hereto as Schedule 8.5 (the "Non-Disclosure Agreement").

ARTICLE 9
CONDITIONS PRECEDENT TO CLOSING

9.1 Conditions Precedent to the Buyer's Obligations. Each and every obligation of the Buyer to be performed on or before the Closing Date shall be subject to the satisfaction prior thereto of the following conditions, any or all of which may be waived by the Buyer, in its sole discretion:

9.1.1 Truth of Representations and Warranties. Each representation and warranty made by the Seller in this Agreement or given on its behalf hereunder shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date.

9.1.2 Compliance with Covenants. The Seller shall have performed and complied in all material respects with each obligation under this Agreement which is to be performed or complied with by it prior to or on the Closing Date.

9.1.3 Documents. The Buyer shall have received and approved all agreements, documents, certificates and other instruments to be provided by the Seller pursuant to this Agreement. Such documents shall have been duly executed and delivered by the Seller.

9.1.4 Corporate Action. Certified copies of resolutions duly adopted by the Seller reasonably satisfactory to the Buyer in connection with the approval of the transactions contemplated by this Agreement shall have been furnished to the Buyer prior to the Closing Date.

9.1.5 Threatened or Pending Litigation. Neither any party hereto nor any of the Business or the Assets shall (i) be subject to any order, decree or injunction of a court of competent jurisdiction or other governmental authority or agency which seeks to interfere, prevent or delay any of the transactions contemplated hereby, or (ii) be the subject of any pending or threatened litigation by any party with respect to the transactions contemplated hereby.

9.1.6 No Damage of or Destruction to Assets. There shall not have occurred any material damage to or destruction of the Assets (whether or not covered by insurance).

9.2 Conditions Precedent to the Seller's Obligations. Each and every obligation of the Seller to be performed on the Closing Date shall be subject to the satisfaction prior thereto of the following conditions, any or all of which may be waived by the Seller, in its sole discretion:

9.2.1 Truth of Representations and Warranties. Each representation and warranty made by the Buyer in this Agreement or given on its behalf hereunder shall be true and correct in all material respects at and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date.

9.2.2 Compliance with Covenants. The Buyer shall have performed and complied in all material respects with each obligation under this Agreement which is required to be performed or complied with by it prior to or on the Closing Date.

9.2.3 Documents. The Seller shall have received and approved all agreements, documents, certificates and other instruments to be provided by the Buyer pursuant to this Agreement. Such documents shall have been executed and delivered by the Buyer.

9.2.4 Corporate Action. Certified copies of resolutions duly adopted by the Buyer reasonably satisfactory to the Seller in connection with the approval of the transactions contemplated by this Agreement shall have been furnished to the Seller prior to the Closing Date.

9.2.5 Threatened or Pending Litigation. Neither any party hereto nor any of the Business or the Assets shall (i) be subject to any order, decree or injunction of a court of competent jurisdiction or other governmental authority or agency which seeks to interfere, prevent or delay any of the transactions contemplated hereby, or (ii) be the subject of any pending or threatened litigation by any party with respect to the transactions contemplated hereby.

ARTICLE 10
CLOSING

10.1 Time and Place. The Closing shall take place at the offices of the Seller in Pittsburgh, Pennsylvania at 10:00 a.m., on April 1, 1993, or at such other time and place as the parties hereto shall agree upon in writing and shall be deemed effective at 11:59 p.m. EST on March 31, 1993 (the "Closing Date").

10.2 Items to be Delivered by the Seller. At the Closing, the Seller shall deliver to the Buyer the following documents:

10.2.1 A Bill of Sale for the Assets sold hereunder in a form mutually agreed upon by the parties.

10.2.2 Assignments for the Intellectual Property in a form mutually agreed upon by the parties.

10.2.3 The Sublease.

10.2.4 The Non-Disclosure Agreement.

10.2.5 A certified copy of the necessary corporate approval of the Seller authorizing the transaction contemplated by this Agreement.

10.2.6 A certificate from the Seller representing that (i) the representations and warranties of the Seller are true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on or given on and as of the Closing Date; and (ii) the Seller has performed and complied in all material respects with each obligation under this Agreement which is required to be performed or complied with by it on or prior to the Closing.

10.2.7 A certificate of incumbency of the officers of the Seller.

10.2.8 Such other documents which the Buyer reasonably deems necessary to effectuate the transactions contemplated by this Agreement.

10.3 Items to be Delivered by the Buyer. At the Closing, the Buyer shall deliver to the Seller the following:

10.3.1 By wire transfer or certified check, the Purchase Price in immediately available funds as is specified in Section 3.1.1 hereof.

10.3.2 The Sublease.

10.3.3 The Non-Disclosure Agreement.

10.3.4 A certified copy of the duly adopted resolutions of the Buyer's Board of Directors authorizing the transactions contemplated by this Agreement.

10.3.5 A certificate from Buyer representing that (i) the representations and warranties of the Buyer are true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on or given on and as of the Closing Date; and (ii) the Buyer has performed and complied in all material respects with each obligation under this Agreement which is required to be performed or complied with by it on or prior to the Closing.

10.3.6 A certificate of incumbency of the officers of the Buyer.

10.3.7 A good standing certificate of the Buyer.

10.3.8 Such other documents which the Seller reasonably deems necessary to effectuate the transactions contemplated by this Agreement.

ARTICLE 11
TERMINATION PRIOR TO CLOSING

11.1 Termination. This Agreement may be terminated and the transactions provided for by this Agreement may be abandoned only as follows:

11.1.1 By the mutual consent of the Buyer and the Seller; or

11.1.2 By either the Seller or the Buyer, in writing, without liability to the terminating party (provided that the terminating party is not otherwise in default or in breach of this Agreement), if any of the conditions to such party's obligations hereunder has not been satisfied in any material respect on the Closing and such condition has not been waived in writing by such party; provided however, that no such termination shall become effective unless the terminating party has notified

the other party in writing of its intent to terminate, such notice to be sent at least ten days prior to the intended date of termination and specifying the condition which has not been satisfied, and provided further that such notice to terminate shall be void if the recipient thereof has caused such condition to be satisfied within such ten-day period.

11.1.3 In the event of termination and abandonment by either party as provided in this Section 11.1, written notice of such termination shall be given promptly to the other party, and each party shall pay its own expenses incident to preparation for the consummation of this Agreement and the transactions contemplated hereby.

ARTICLE 12
INDEMNIFICATION

12.1 Indemnification.

12.1.1 Indemnification by the Seller. The Seller shall indemnify and hold the Buyer, its officers, directors and shareholders (the "Buyer Group") harmless from and against any and all loss, liability, cost, expense or other damage (including, without limitation, reasonable attorneys' fees and expenses) (collectively the "Damages") incurred or sustained by the Buyer Group resulting from, arising out of, or incurred with respect to (i) the falsity or the breach of any representation, warranty, covenant or agreement made by the Seller pursuant to this Agreement; (ii) the Retained Assets; (iii) the Retained Liabilities; (iv) any damage to the Assets (but not to exceed the Purchase Price) directly resulting from any remedial or restoration work performed by the Seller or its agents at the Facility pursuant to the Sublease; and (v) any noncompliance with applicable bulk sales laws.

12.1.2 Indemnification by the Buyer. The Buyer shall indemnify and hold the Seller, its officers, directors and shareholders (the "Seller Group") harmless from and against any and all Damages incurred or sustained by the Seller Group resulting from, arising out of, or incurred with respect to (i) the falsity or the breach of any representation, warranty, covenant or agreement made by the Buyer pursuant to this Agreement; (ii) the Assets (except to the extent the Buyer is lawfully entitled to indemnification from the Seller pursuant to Section 12.1.1(i) by reason of the falsity or breach of any representation or warranty made by the Seller with respect to the Assets pursuant to Article 4); (iii) the Assumed Liabilities; and (iv) the breach of any obligation of the Buyer under the Sublease.

12.2 Notice and Resolution of Claim.

12.2.1 An indemnified party hereunder shall promptly give written notice to the indemnifying party after obtaining knowledge of any claim against the indemnified party as to which

recovery may be sought against the indemnifying party because of the indemnity set forth above specifying in reasonable detail the claim and the basis for indemnification. If such indemnity shall arise from the claim of a third party, the indemnified party shall permit the indemnifying party to assume the defense of any such claim or any litigation resulting from such claim. The indemnified party shall have the continuing right to participate in such defense and employ independent counsel of its choice, for purposes of oversight and consultation, at its sole expense.

12.2.2 If the indemnifying party assumes the defense of such claim or litigation, the obligations of the indemnifying party hereunder shall include taking all steps necessary in the defense or settlement of such claim or litigation and holding the indemnified party harmless from and against any and all Damages arising out of any settlement approved by the indemnifying party or any judgment in connection with such claim or litigation. The indemnifying party shall not, in the defense of such claim or litigation, consent to entry of any judgment except with the written consent of the indemnified party, or enter into any settlement (except with the written consent of the indemnified party), which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party a release from all liability in respect of such claim or litigation.

12.3 Defense of Third-Party Claim. Failure by the indemnifying party to notify the indemnified party of its election to defend any such claim or litigation by a third party within fifteen (15) days after notice thereof shall have been given to the indemnifying party shall be deemed a waiver by the indemnifying party of its right to defend such claim or litigation. If the indemnifying party shall not assume the defense of any such claim by a third party or litigation resulting therefrom, the indemnified party may defend against such claim or litigation in such manner as it may deem appropriate and may settle such claim or litigation on such terms as it may deem appropriate.

12.4 Payment. Upon final determination by the parties or by a court of competent jurisdiction that a party is entitled to indemnification under this Article 12, the indemnifying party shall promptly reimburse the indemnified party for any Damages.

12.5 Limits on Indemnification.

12.5.1 Threshold Amount. The Seller shall not be liable to the Buyer for any Damages under this Article 12 resulting from the falsity or breach of any of the representations or warranties set forth in Article 4, except to the extent that the aggregate of such Damages exceeds $10,000 (the "Threshold Amount"); provided, however, that once such aggregate has been exceeded, the Seller shall only be liable for the amount that such Damages exceed the Threshold Amount.

12.5.2 Aggregate Liability. The aggregate liability of the Seller for any Damages under this Article 12 shall not exceed the aggregate payments actually received by the Seller pursuant to this Agreement; provided, however, that this provision shall not be deemed to limit the Seller's obligations with respect to any breach or violation of any covenant or other agreements to be performed under this Agreement or with respect to the Retained Liabilities (or any claims asserted against the Buyer in respect of the Retained Liabilities).

12.5.3 Survival. The representations and warranties made in this Agreement or in any certificate or other document delivered pursuant hereto or in connection herewith shall survive the Closing Date for a period of one year, irrespective of any investigations made by or on behalf of any party hereto, excepting only the representations and warranties with respect to taxes set forth in Section 4.6, which shall survive until the expiration of any statutes of limitations applicable with respect to such taxes. Neither party shall have an obligation to indemnify the other party pursuant to this Article 12 for the falsity or breach of any representation or warranty made herein unless a specific claim shall have been made or an action of law or in equity shall have been commenced within eighteen (18) months from the Closing Date, except for those claims arising under Section 4.6 hereof, which may be asserted at any time prior to the expiration of the representation to which such claim relates.

12.5.4 Consequential Damages. Neither the Seller nor the Buyer nor their affiliated companies, directors, officers, employees or agents shall be liable to the other party for consequential or special damages including, without limitation, loss or interruption of business, profits, business opportunities or goodwill, loss of use of facilities, cost of capital, claims of customers, or any cost or expense related thereto. The limitation against liability for consequential or special damages afforded by these terms shall apply whether the action in which recovery of damages is sought is based on contract, tort (including sole, concurrent or other negligence and strict liability), statute or otherwise. To the extent permitted by law, any statutory remedies which are inconsistent with the provisions of these terms are waived.

12.5.5 Exclusive Remedy. The remedies set forth in this Article 12 shall be the exclusive remedies of the parties with respect to the matters covered by this Agreement. Neither the Buyer nor the Seller shall be entitled to a rescission of this Agreement.

ARTICLE 13
MISCELLANEOUS

13.1 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties

hereto; provided, however, that this Agreement may not be assigned by any party without the express written consent of the other party hereto.

13.2 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which when taken together shall constitute the same instrument.

13.3 Headings. The headings of the sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

13.4 Waiver. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of such provision at any time in the future or a waiver of any other provision hereof.

13.5 Broker's Fees. Each of the parties hereto: (a) represents and warrants that it has not taken and will not take any action that would cause the other party hereto to have any obligation or liability for a finders' or brokers' fee; and (b) agrees to indemnify the other party hereto for any breach of the foregoing representation and warranty, whether or not the Closing occurs.

13.6 Expenses. The Seller and the Buyer shall each pay all costs and expenses incurred by it or on its behalf in connection with the negotiation and preparation of this Agreement and the transactions contemplated hereby, including without limitation, fees and expenses of its own financial consultants, accountants and counsel; provided, however, that in the event either party institutes a claim or action arising under this Agreement, the party prevailing in such claim or action shall be entitled to recover from the non-prevailing party all out-of-pocket costs and expenses (including, but not limited to, reasonable attorneys' fees) incurred in connection with the prosecution or defense of such claim or action.

13.7 Notices. Any notice, request, instruction, consent or other document to be given hereunder by either party hereto to the other party shall be in writing and delivered personally or by overnight courier service or sent by registered or certified mail, postage prepaid, and shall be postmarked and addressed as follows:

If to the Seller:

Westinghouse Electric Corporation
P.O. Box 355
Pittsburgh, PA 15230
Attention: Paul Furr
Telecopier No.: (412) 374-4935

With a copy to:

Office of General Counsel
Westinghouse Electric Corporation
11 Stanwix Street
Pittsburgh, PA 15222
Telecopier No.: (412) 642-4905

If to the Buyer:

Environmental Energy Systems Inc.
811 Route 51 South
Large, PA 15025
Attention: Saul Siegel
Telecopier No.: (412) 382-4927

With a copy to:

Sheldon Berns, Esq.
Kahn, Kleinman, Yanowitz & Arnson Co., L.P.A.
2600 Tower at Erieview, 1301 East Ninth Street
Cleveland, OH 44114-1824
Telecopier No.: (216) 696-1009

or at such other address for a party as shall be specified by such notice. Any notice which is delivered personally in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party (or its agent for notices hereunder). Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been duly given to the party to which it is addressed at the close of business, local time of the recipient, on the third day after the day it is so placed in the mail.

13.8 Bulk Sales Laws. The parties agree to waive compliance with the requirements of all applicable bulk sales laws.

13.9 Governing Law; Consent to Jurisdiction. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania applicable to agreements made and to be performed within such jurisdiction without reference to conflicts of laws principles. Each of the parties irrevocably consent that any legal action or proceeding against it under, arising out of or in any manner relating to this Agreement or any other agreement, document or instrument arising out of or executed in connection with this Agreement may be brought only in

a court of the Commonwealth of Pennsylvania or in the United States District Court for the Western District of Pennsylvania. Each of the parties by the execution and delivery of this Agreement, expressly and irrevocably assents and submits to the personal jurisdiction of any of such courts in any such action or proceeding. Each of the parties further irrevocably consents to the service of any complaint, summons, notice or other process relating to any such action or proceeding by delivery thereof to it by hand or by mail in the manner provided for in Section 13.7 hereof. Each of the parties hereby expressly and irrevocably waives any claim or defense in any action or proceeding based on any alleged lack of personal jurisdiction, improper venue or forum non conveniens or any similar basis.

13.10 Public Announcements. The Seller and the Buyer shall not issue any press release or otherwise make any public statements with respect to this Agreement and the transactions contemplated hereby without the prior consent of the other party, except as may be required by law. In the event of any legally required disclosure, each party will consult with the other party prior to issuing any such press release or making any public statement. In no event shall any press release, public statement or other communication divulge the amount of the Purchase Price, except as may be required by law.

13.11 No Third Party Beneficiaries. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

13.12 Severability. The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, the Agreement shall be construed with the invalid or inoperative provision deleted and the rights and obligations of the parties shall be construed and enforced accordingly.

13.13 Definition of Seller's Knowledge. For purposes of this Agreement, except as otherwise specifically provided herein, the term "to the best of Seller's knowledge" shall mean only matters actually known, after due inquiry, by Paul M. Furr or Charles M. Rose.

13.14 Amendment. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto.

13.15 Entire Agreement. This Agreement, including the Schedules and all of the documents referred to herein, constitutes the sole agreement of the parties with respect to the subject matter hereof and supersedes all prior discussions, negotiations, agreements and understandings, written or oral, with respect to the subject matter hereof.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first above written.

ATTEST: WESTINGHOUSE ELECTRIC CORPORATION

By: [signature]

Title: Mgr. Special Project

ATTEST: ENVIRONMENTAL ENERGY SYSTEMS INC.

Asst Secretary

By: [signature]
Saul Siegel

Title: President

SCHEDULE 1.1.2
INTELLECTUAL PROPERTY

Phosphoric Acid Fuel Cells

United States and Foreign Patents of Westinghouse Electric Corporation

W.E. Case	U.S. Patent No.	Issue Date	Foreign
49,249	4,362,789	December 7, 1982	None
51,910	4,687,715	August 18, 1987	None

United States Patents under which Westinghouse has a non-exclusive license transferrable with this business or Product Line

Under corresponding foreign patents, Westinghouse has title subject to certain March-in Rights of the U.S. Government

W.E. Case	U.S. Patent No.	Govt. Contract	Corresponding Foreign Patents and/or Patent Applications
48,677	4,292,379	11300	None
48,678	4,324,844	2031	France, Germany, Italy, Japan, S. Africa, Sweden
48,841	4,276,355	11300	U.K., France, Germany, Holland, Italy, Japan, S. Africa, Sweden
49,261	*4,342,816	11300	None
49,439	4,383,009	Den 3-161	None
49,440	4,582,765	Den 3-161	None
49,441	4,366,211	Den 3-161	None
50,598	4,431,714	Den 3-161	None
51,887	4,572,876	Den 3-290	U.K., France, Germany, Holland, Italy, Japan, S. Africa, Sweden

W.E. Case	U.S. Patent No.	Govt. Contact	Corresponding Foreign Patents and/or Patent Applications
54,202	4,849,308	Den 3-290	Canada, England, Italy, Japan, Sweden, Taiwan
52,599	4,853,301	Den 3-290	England, France, Germany, Italy, Japan, S. Africa, Sweden, Taiwan
52,899	4,631,239	Den 3-290	France, Germany, UK, Italy, Japan, S. Africa, Sweden, Taiwan
52,955	4,732,822	Den 390	Canada, England, France, Germany, Holland, India, Japan, S. Africa, Sweden, Taiwan
49,733	*4,430,304	11300 (Den 3-161)	None
49,733B1	*4,504,447	11300	None
54,197	None	Den 3-290	Canada, England, India, Italy, Japan, Sweden, Taiwan
55,112	4,978,590	DE-24223	England, Italy, Japan, Sweden, Taiwan
55,113	5,096,786	DE-24223	Canada, England, Italy, Japan, Sweden, Taiwan
55,177	4,978,591	DE-24223	Japan, England, Taiwan, Italy, Canada, Sweden

*Indicates patents permitted to lapse by DOE

BILL OF SALE AND ASSIGNMENT

WESTINGHOUSE ELECTRIC CORPORATION, a Pennsylvania corporation (the "Seller"), and ENVIRONMENTAL ENERGY SYSTEMS, INC., a Delaware corporation (the "Buyer"), have entered into an Asset Purchase Agreement dated as of the date hereof (the "Asset Purchase Agreement") for the sale by Seller to Buyer of the Assets as defined in the Asset Purchase Agreement. All capitalized terms used herein shall have the meanings assigned to such terms in the Asset Purchase Agreement.

NOW, THEREFORE, Seller, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and pursuant to the terms and conditions of the Asset Purchase Agreement, hereby sells, conveys, transfers, assigns and delivers to Buyer the Assets.

The terms and conditions of this Bill of Sale and Assignment shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto.

This Bill of Sale and Assignment shall be governed by, and be construed in accordance with, the laws of the Commonwealth of Pennsylvania without reference to its choice of law principles.

Seller and Buyer acknowledge that the Assets are sold, conveyed, transferred, granted, assigned and delivered pursuant to the terms and conditions of the Asset Purchase Agreement.

IN WITNESS WHEREOF, Seller and Buyer have caused this Bill of Sale and Assignment to be duly executed and delivered this 31 day of March 1993.

ATTEST:

Paul M. [signature]
Ass't. Secretary

WESTINGHOUSE ELECTRIC CORPORATION

By: Robert M. [signature]
Title: Mgr Special Projects

ATTEST:

[signature]
Ass't Secretary

ENVIRONMENTAL ENERGY SYSTEMS, INC.

By: [signature] SAUL SIEGEL
Title: President

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